EXHIBIT 10.1
Paul L. Howes
Amendment to Amended and Restated Employment Agreement
April 6, 2020

This Amendment is entered into between Paul L. Howes (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Amended and Restated Employment Agreement dated effective December 31, 2008 (“Employment Agreement”), as previously amended, between the Company and the Executive.

Due to the current economic situation, Executive and the Company mutually agree that Executive’s current annualized Base Salary of Eight Hundred Twenty-Eight Thousand Dollars and No Cents ($828,000.00) established pursuant to Section 1.2(a) of Executive’s Employment Agreement will be temporarily reduced by 15% to Seven Hundred Three Thousand Eight Hundred Dollars and No Cents ($703,800.00). This temporary 15% reduction to Executive’s annualized Base Salary will take effect on April 1, 2020 and will continue in effect until a date to be mutually agreed in writing by and between the Executive and the Company (the “End Date”, and the period from the Effective Date until the End Date, the “Reduction Period”).

Executive’s Base Salary for purposes of calculating incentive compensation payments as contemplated by Section 1.2(b) of the Employment Agreement will likewise be adjusted effective as of April 1, 2020 to reflect this temporary 15% reduction in Executive’s annualized Base Salary.

Executive and the Company agree that this temporary 15% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation are being made with the full knowledge and consent of Executive. Executive and the Company further agree that this temporary 15% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation do not constitute “Good Reason” for any purpose under the Employment Agreement including, without limitation, Section 2.1 and Section 2.3 of the Employment Agreement, or a termination by the Company.

Executive and the Company agree that if Executive’s employment is terminated at any time during the Reduction Period, pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s payment provided for in Section 2.3(b)(i) and the calculation of the “Performance Target” set forth in Section 2.3(b)(ii) will be based upon Executive’s annualized Base Salary immediately prior to the Reduction Period and not on Executive’s Base Salary at the time of termination.

Executive and the Company agree that if Executive’s employment is terminated at any time during the Reduction Period pursuant to Section 2.7 of Executive’s Employment Agreement, Executive’s payment provided for in Section 2.7(a)(i) and the calculation of the “Performance Target” set forth in Section 2.7(a)(ii) will be based upon Executive’s annualized Base Salary immediately prior to the Reduction Period and not on Executive’s Base Salary at the time of termination.

All other terms and provisions in the Employment Agreement remain unchanged and in full force and effect.

Amendment to Amended and Restated Employment Agreement Between
Paul L. Howes and Newpark Resources, Inc.

AGREED and ACCEPTED on this 6th day of April, 2020.

/s/ Paul L. Howes
Paul L. Howes (Executive)

/s/ Anthony J. Best
Anthony J. Best, Chairman of the Board
Newpark Resources, Inc.

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